Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Energy Infrastructure Acquisition Corp.

We hereby consent to the use in this Registration Statement on Form F-1/F-4 of our report dated March 28, 2007, on the financial statements of Energy Infrastructure Acquisition Corp. (a corporation in the development stage) as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and for the periods from August 11, 2005 (inception) to December 31, 2005 and August 11, 2005 (inception) to December 31, 2006 (cumulative), which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

February 11, 2008